Exhibit 10.9

Management Equity Investment and Incentive Term Sheet

Name:	Layle K. Smith (“you”).

Effective Date:	March 3, 2008 or such earlier or later date as the Chief Executive Officer of Noranda Aluminum Inc. (the “Company”) as of the date hereof ceases to be in such position (but no later than April 3, 2008) (such date, the “Effective Date”).

Term of Employment:	Five years, commencing on the Effective Date, subject to earlier termination by either party; term sheet shall automatically be renewed for consecutive one-year terms at the end of the initial term unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of a term.

Position:	Chief Executive Officer of the Company and Noranda Aluminum Holding Corporation (the “Parent”). You shall also be appointed as a member of the Boards of Directors of the Company and Parent.

Location:	You shall be based out of the Company’s headquarters in Franklin, Tennessee during the regular business work week (i.e., Monday to Friday) except for travel on Company business or during vacation or holidays.

Base Salary:	$750,000.

Annual Bonus:	Targeted annual bonus amount is 100% of base salary, with target payout primarily dependent upon achievement of the targets set forth for you in the Company’s bonus plan.

Employee Benefits:	You will participate in the employee benefit plans (other than perquisites) made available to senior executives of the Company generally.

Expenses:	You will be entitled to receive reimbursement for all reasonable expenses incurred by you in the performance of your duties, provided that you provide all necessary documentation in accordance with Company policy.

Vacation:	You will be entitled to four weeks per annum of paid vacation.

Severance:	In the event that your employment is terminated by the Company without Cause or you resign your employment for Good Reason, subject to your execution of a release, the Company will pay you (i) severance in an amount equal to your then-current base salary for a period of 18 months (the “Severance Period”), and (ii) a pro rata portion of your annual bonus with respect to the portion of the year in which your termination occurs based on the Company’s actual performance for such full year and payable at such time as annual bonuses are otherwise paid by the Company. Amounts owed under (i) of this paragraph shall be payable in a lump sum at the beginning of the Severance Period. The Company will also provide you (and your eligible dependants) continued health benefits for the Severance Period or until you and your dependants are eligible to be covered by a successor employer’s comparable plans, whichever is sooner.

You will not be entitled to any severance (other than accrued and unpaid Base Salary) in the event that your employment with the Company is terminated for Cause or you resign without Good Reason.

In the event of your disability or death, you or your estate will be paid, in a lump sum, an amount equivalent to your then-current Base Salary for a period of twelve months.

Investment Amount:	You will, on the Effective Date, invest $2,000,000 in Parent, pursuant to which you will purchase 100,000 shares of Parent common stock (such shares, the “Purchased Equity”). Your purchase price per share of Parent common stock will be $20.00.

Right to Repurchase on Termination for Cause:

In the event that, prior to an IPO and prior to May 29, 2012, the Company, or its applicable subsidiary, terminates your employment for Cause, each of Apollo Management VI, LP and Apollo Alternative Assets, L.P. (collectively, the “Investor”) and the Parent shall each have the right to repurchase all of your common stock (including common stock that you acquire due to the exercise of Parent Options (as defined below)) at the lesser of (i) fair market value (as determined by the Board of Directors of the Parent in good faith) and (ii) your original purchase price (as may be subsequently adjusted (e.g., due to dividends)).

These repurchase rights must generally be exercised within 90 days following your termination of employment. However, if necessary to avoid liability accounting, the repurchase of shares you receive in settlement of Company Options will not take place until six months and one day following the exercise of such Company Options. Repurchase rights will expire on an IPO.

Company Shareholder Agreement:	You will be party to the existing Parent securityholders agreement (with respect to which you will enter into an adoption agreement), a subscription agreement, and an option agreement providing for, among other things:
• customary tag-along rights that will permit you to sell your shares of common stock, on a pro rata basis, in any transaction in which the Investor disposes of at least 10% of its position;

• customary drag-along rights which will require you to sell your shares of common stock, on a pro rata basis, in any transaction in which the Investor disposes of at least 10% of its position;

•   piggy back registration rights entitling you to register your shares of Common Stock (or other applicable securities) in connection with registered offerings, subject to customary limitations (such as compliance with underwriter cutbacks, no right to participate in registrations statements on Form S-4 or S-8, etc.). Piggyback registration rights shall not apply in an IPO unless the Investor is selling shares in the IPO;

• permitted transfers for estate-planning purposes; and

• non-compete/non-solicitation provisions.

Company Options:	You will, on the Effective Date, be granted options to purchase 200,000 shares of Parent common stock (the “Parent Options”). The Parent Options will have a strike price equal to the fair market value of Parent common stock on the date of grant (which is currently $20.00 per share of Parent common stock).

The Parent Options will vest in two categories, provided that you are employed with the Company and its subsidiaries through each applicable vesting date:

(i) 50% of the Parent Options (“Tranche A Options”) will vest in equal tranches on each of the 12th, 24th, 36th, 48th and 60th month anniversaries of the Effective Date;

(ii)    50% of the Parent Options will vest at such time as the Investor realizes at least a 30% annualized rate of return from the Effective Date (when taking into account the equity value of the Parent as of immediately after the Effective Date) based on cash proceeds received by the Investor.

Vested Parent Options will generally have a 90-day post-termination exercise period (180 days for death or disability), except that all options are forfeited on a termination for Cause. The 90-day and 180-day periods set forth above will be extended if, as of the scheduled expiration of the applicable period, (i) the common stock underlying the Parent Options is not publicly traded and (ii) neither the Investor nor the Parent has offered to repurchase, upon or shortly following the conclusion of such period, the common stock subject to such Parent Options at fair market value (as determined by the Board of Directors of the Parent in good faith). Any such extension shall conclude upon the earlier of (x) the first date subsequent to the conclusion of such period that either the Investor or Parent offers to repurchase the common stock subject to such Parent Options at fair market value (as determined by the Board of Directors of the Parent in good faith) or (y) expiration of the scheduled term of the Parent Options.

The Parent Options will have a scheduled term of no less than 10 years.

Treatment of Purchased Equity and Parent Options upon a Change in Control:

In connection with any change in control of the Parent (as defined in Parent’s equity compensation plan) other than an Early CIC (as defined below), (i) the value per share of Parent common stock subject to your Purchased Equity shall be the value of the consideration paid or provided in connection with such change in control and (ii) all unvested Tranche A Options shall vest on the earlier of (x) the 18-month anniversary of the consummation of such sale or (y) termination of your employment without Cause or for Good Reason during such 18-month period.

In the event that there is a change in control of Parent on or prior to the 18-month anniversary of the Effective Date (an “Early CIC”), you will be entitled to the following:

•   In the event that the consideration paid for common stock of the Parent in such Early CIC is cash, your Purchased Equity shall, subject to the vesting requirements set forth below, be sold for the greater of (i) $8 million (reduced by any amounts previously realized by you in connection with such Purchased Equity) and (ii) such amount as you are otherwise entitled to receive pursuant to the transaction effectuating such Early CIC.

•   In the event that stock of another entity is provided as consideration for common stock of the Parent in such Early CIC, you shall, subject to the vesting requirements set forth below, have the option of (i) cashing out your Purchased Equity for $8 million (reduced by any amounts previously realized by you in connection with such Purchased Equity) or (ii) to the extent permitted by the acquiring entity, converting your Purchased Equity into equity of the entity resulting from such Early CIC

•   Any cash you are entitled to receive with respect to your Purchased Equity in connection with such Early CIC shall vest and be paid to you in equal 50% installments on each of the six- and 12-month anniversaries of such Early CIC, subject to your continued employment, provided that payment of any unpaid installment shall be accelerated upon a termination of your employment without Cause or for Good Reason.

•   All unvested Tranche A Options shall vest in full upon such Early CIC.

Restrictive Covenants:	Noncompetition with the Company or any of its affiliates and no hire and nonsolicitation of the Company’s and its affiliates’ employees, independent contractors or customers (including former employees and independent contractors) as set forth in Section 9 of Parent’s securityholders agreement, except that the “Restricted Period” shall apply while you are employed by the Company and for a period of twenty-four months after termination of employment for any reason. Standard ongoing confidentiality obligation. For the avoidance of doubt, the restrictive covenants shall survive termination of the term of employment.

Cause:	Cause is generally defined to include (i) your commission of a felony crime or a crime of moral turpitude, (ii) your willful commission of a material act of dishonesty involving the Company, (iii) your material breach (which breach is not promptly cured) of your obligations under any agreement entered into between you and the Company or any of its subsidiaries and affiliates, (iv) your willful or continued failure to perform your duties, (v) your material breach of the Company’s material policies or procedures that is not reasonably curable in the Company’s reasonable discretion or (vi) any other willful misconduct which causes material harm to the Company or its business reputation, including due to any adverse publicity. A termination will not be for “Cause” under (iii), (iv) or (v) unless the Company has given you 30 days’ prior written notice describing the alleged action(s) and then only if you have not reasonably cured such actions (except in the case of actions that are not curable).

Good Reason:	Resignation for Good Reason means your voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without your consent: (i) a reduction in your base salary or bonus potential (but not including any diminution related to an across-the-board compensation reduction applying to senior management of the Company generally), (ii) the assignment to you of duties materially inconsistent with your duties as set forth in this termsheet or a material diminution of your responsibilities, (iii) a material breach by the Company of your employment agreement, or (iv) a notice by the Company of non-extension of the term of employment; provided, however, that none of the events described in the foregoing clauses (i), (ii), (iii) or (iv) will constitute Good Reason unless you have (within 90 days of becoming aware of the events which constitute Good Reason) notified the Company in writing describing the events which constitute Good Reason and then only if the Company fails to cure such events within thirty (30) days after the Company’s receipt of such written notice.

By signing below, the parties agree that this termsheet will be binding upon the parties and constitutes a binding commitment on the part of the undersigned executive to purchase the Purchased Equity.

NORANDA ALUMINUM, INC.

BY:	/s/ Alan Brown
Name:	Alan Brown, Esq.
Title:	Vice President – Human Resources

NORANDA ALUMINUM HOLDING CORPORATION

BY:	/s/ Eric L. Press
Name:	Eric L. Press
Title:	Chairman

/s/ Layle K. Smith
LAYLE K. SMITH